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                                                                    Exhibit 10.2

                      FIRST AMENDMENT TO LICENSE AGREEMENT


     Amendment, dated as of February 13, 1998 (the "Amendment") to the License Agreement, dated as of April 29, 1997, (the "Agreement"), by and between Integrated Produce Systems, Inc., a Pennsylvania corporation ("IPS"), having its principal office at 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113, and Farmington Fresh, a California corporation ("FF"), having its principal place of business at 7735 South State Route 99, West Frontage Road, Stockton, California 95215. Capitalized terms used in this Amendment and not defined have the meanings assigned to such terms in the Agreement.


     WHEREAS, pursuant to the Agreement, IPS has granted to FF a personal license to make and sell fresh-cut apples using IPS Know-How and IPS Processing Aids. In consideration for such license, FF has agreed to pay certain royalties to IPS.

     WHEREAS, the Parties desire to amend the Agreement to extend its duration.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Field of Use. Section 1.3 of the Agreement is replaced in its entirety by the following language: "Field of Use" means Fuji and Granny Smith apples or parts thereof and their handling, processing, marketing and sale.

     Additionally, the term "Fuji", everywhere it appears in Section 4.2 of the Agreement, is hereby amended to read "Fuji and/or Granny Smith".

     2. Term of Agreement. Section 2.2 of the Agreement is replaced in its entirety by the following language:

     In order to establish a period of exclusivity for FF, IPS hereby agrees it shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes (in the Territory for the Field of Use) during the period of time (the "Initial Term") commencing with the Effective Date of this Agreement and terminating with the expiration of five (5) years from December 1, 1997.

     3. Extension Term. The first sentence of Section 2.3 of the Agreement is replaced in its entirety by the following language.

     After the expiration of the exclusive license under Section 2.2 above, the parties may, by mutual consent not to be unreasonably withheld by either party, extend the period of the exclusive license for another five (5) years (the "Extension Term").
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     4.  Successors and Assigns.  The following language will be added to the end of Section 17.3 of the Agreement:

     IPS acknowledges that in the event of any change of control of IPS (change of control being defined as a change in ownership of 51% or more of the issued share capital of IPS) that IPS will continue to be liable for its obligations under this contract, as specific performance of the supply of Apple Fresh(TM) is important to FF.

     5. No Other Amendments. Except as expressly amended and modified herein, the Agreement shall continue, and shall remain, in full force and effect in accordance with its terms.

     6. Counterparts. This Amendment may be executed in any number of counterparts, which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


FARMINGTON FRESH,                        INTEGRATED PRODUCE SYSTEMS,
A California Corporation                 INC., A Pennsylvania
                                         Corporation



By: David N. Rajkovich                   By: /s/ Karen Penichter
   --------------------------------         ---------------------------------
Name: David N. Rajkovich                 Name: Karen Penichter
Title:                                   Title: Vice President-Sales
Date: February 13, 1998                  Date: February 13, 1998